Registration Statement No. 333-210981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT No. 1

on

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIVERSOURCE LIFE INSURANCE COMPANY

(Exact name of registrant as specified in charter)

Minnesota	41-0823832
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

70100 Ameriprise Financial Center

Minneapolis, MN 55474

(800) 862-7919

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy D. Crawford

RiverSource Life Insurance Company

50605 Ameriprise Financial Center

Minneapolis, Minnesota 55474

(612) 671-8056

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price*	Amount of registration fee**
Fixed Account Interests offered in connection with Group, Unallocated Deferred Combination Fixed/Variable Annuity Contracts for Qualified Retirement Plans	—	—	$0	$0

*	The proposed aggregate offering price is estimated solely for determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.
**	No new securities are being registered pursuant to this registration statement on Form S-3. The difference between the $30,000,000 of securities registered on Securities Act Registration Statement Nos. 033-48701 (for which a registration fee of $89,375 was paid), and the dollar amount of securities sold thereunder, is carried forward on this Registration Statement pursuant to Rule 429 of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

NOTE

This Registration Statement on Form S-3 relates solely to the fixed account interests initially registered by the registrant on the Registration Statement on Form S-1 (File No. 333-149951, which acts as an effective Post-Effective Amendment to No. 33-48701) declared effective by the Securities and Exchange Commission on May 1, 2008. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statements relating to the fixed account interests.

PART I.

INFORMATION REQUIRED IN PROSPECTUS

Prospectus filed with Registration Statement on Form S-3 on April 28, 2016 is incorporated by reference herewith.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

ITEM OF EXPENSE	ESTIMATED EXPENSE

Registration fees	$0
Federal taxes	N/A
State taxes and fees (based on 50 state average)	N/A
Printing and filing fees	$2,900	*
Legal fees	N/A
Accounting fees	N/A
Audit fees	$2,000	*

*	Estimated expense.

Item 15. Indemnification of Directors and Officers

The amended and restated By-Laws of the depositor provide that the depositor will indemnify, to the fullest extent now or hereafter provided for or permitted by law, each person involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, whether civil or criminal, including any investigative, administrative, legislative, or other proceeding, and including any action by or in the right of the depositor or any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise (any such entity, other than the depositor, being hereinafter referred to as an “Enterprise”), and including appeals therein (any such action or process being hereinafter referred to as a “Proceeding”), by reason of the fact that such person, such person’s testator or intestate (i) is or was a director or officer of the depositor, or (ii) is or was serving, at the request of the depositor, as a director, officer, or in any other capacity, or any other Enterprise, against any and all judgments, amounts paid in settlement, and expenses, including attorney’s fees, actually and reasonably incurred as a result of or in connection with any Proceeding, except as provided below.

No indemnification will be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that such person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. In addition, no indemnification will be made with respect to any Proceeding initiated by any such person against the depositor, or a director or officer of the depositor, other than to enforce the terms of this indemnification provision, unless such Proceeding was authorized by the Board of Directors of the depositor. Further, no indemnification will be made with respect to any settlement or compromise of any Proceeding unless and until the depositor has consented to such settlement or compromise.

The depositor may, from time to time, with the approval of the Board of Directors, and to the extent authorized, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the depositor or to any person serving at the request of the depositor as a director or officer, or in any other capacity, of any other Enterprise, to the fullest extent of the provisions with respect to the indemnification and advancement of expenses of directors and officers of the depositor.

Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the depositor or the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. (a) Exhibits

1. Form of Principal Underwriter Agreement for RiverSource Life Insurance Company Variable Annuities and Variable Life Insurance filed as Exhibit 3.1to the Registration Statement on Form N-4 for RiverSource Variable Annuity Account, File No. 333-139760 on January 3, 2007, is incorporated by reference.

2.1 Articles of Merger of IDS Life Insurance Company and American Enterprise Life Insurance Company dated March 16, 2006 filed as Exhibit 2.1 to Post-Effective Amendment No. 8 to the Registration Statement on Form S-1 for RiverSource Life Insurance Company, File No. 333-114888 on April 24, 2007, is incorporated herein by reference.

2.2 Articles of Merger of IDS Life Insurance Company and American Partners Life Insurance Company dated March 17, 2006 filed as Exhibit 2.2 to Post-Effective Amendment No. 8 to the Registration Statement on Form S-1 for RiverSource Life Insurance Company, File No. 333-114888 on April 24, 2007, is incorporated herein by reference.

3.1 Copy of Certificate of Incorporation of IDS Life Insurance Company dated July 23, 1957, filed as Exhibit 3.1 to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 for RiverSource Life Insurance Company, File No. 33-48701 on April 6, 1994, is incorporated by reference.

3.2 Copy of Amended and Restated By-laws of IDS Life Insurance Company, filed as Exhibit 6.2 to Post-Effective Amendment No. 13 to the Registration Statement on Form N-4 for RiverSource Account F, File No. 33-47302 on April 23, 2003, is incorporated by reference.

3.3 Copy of Amended and Restated By-Laws of RiverSource Life Insurance Company filed as Exhibit 27(f)(3) to Post-Effective Amendment No. 22 to the Registration Statement on Form N-6 for RiverSource of New York Account 8, File No. 333-44644 on January 3, 2007, is incorporated by reference.

4. Form of Group Deferred Variable Annuity Contract, Form 34660, filed as Exhibit 4.1 to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 for RiverSource Life Insurance Company, File No. 33-48701 on April 6, 1994, is incorporated by reference.

5. Opinion of Counsel regarding legality of Fixed Account Interests is filed herewith.

6.-20. Not Applicable.

21. Copy of List of Subsidiaries, filed as Exhibit 21 to Pre-Effective Amendment No.1 to the Registration Statement on Form S-1 for RiverSource Life Insurance Company, File No.333-149951 on April 24, 2008, is incorporated herein by reference.

22. Not Applicable.

23. Consent of Independent Registered Public Accounting Firm filed electronically with Initial Registration Statement filed on April 28, 2016 is incorporated by reference.

24.1 Power of Attorney to sign this Registration Statement, dated March 8, 2016 is filed electronically herewith.

24.2 Power of Attorney to sign this Registration Statement, dated April 29, 2016 is filed electronically herewith.

25-99. Not Applicable.

Item 17. Undertakings

A. Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933,

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement,

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof,

(3) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant represents that it is relying upon the no-action assurance given to the American Council of Life Insurance (pub. avail. Nov. 28, 1988). Further, the Registrant represents that it has complied with the provisions of paragraphs (1) - (4) of the no-action letter.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, RiverSource Life Insurance Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 29th day of April, 2016.

RiverSource Life Insurance Company
(Registrant)

By	/s/ John R. Woerner*
John R. Woerner
Chairman of the Board and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of April, 2016.

Signature	Title

/s/ Gumer C. Alvero*	Director and Executive Vice President – Annuities
Gumer C. Alvero

/s/ Richard N. Bush*	Senior Vice President – Corporate Tax
Richard N. Bush

/s/ Steve M. Gathje*	Director, Senior Vice President and Chief Actuary
Steve M. Gathje

/s/ James L. Hamalainen*	Senior Vice President and Treasurer - Investments
James L. Hamalainen

/s/ Brian J. McGrane*	Director, Executive Vice President and Chief Financial Officer
Brian J. McGrane

/s/ Jeninne C. McGee*	Director
Jeninne C. McGee

/s/ Jon Stenberg*	Director and Executive Vice President – Life and Disability Insurance
Jon Stenberg

/s/ Colin J. Lundgren*	Director
Colin J. Lundgren

/s/ John R. Woerner*	Chairman of the Board and President
John R. Woerner

/s/ David K. Stewart**	Senior Vice President and Controller
David K. Stewart

*	Signed pursuant to Power of Attorney dated March 8, 2016 filed electronically as Exhibit 24 herein, by:
**	Signed pursuant to Power of Attorney dated April 29, 2016 filed electronically as Exhibit 24 herein, by:

/s/ Timothy D. Crawford
Timothy D. Crawford
Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

5. Opinion of Counsel regarding legality of Fixed Account Interests

24. 1 Power of Attorney dated March 8, 2016

24.2 Power of Attorney dated April 29, 2016